IAS ENERGY, INC.
240 – 11780 Hammersmith Way
Richmond, B.C., V7A 5E9
Phone: 604-278-5996
Fax: 604-278-3409

October 22, 2007

Biotonus Clinique Bon Port (Hong Kong) Limited
Mr. Samuel Kam
Power Telecom Limited
22/F China Online Centre
333 Lockhart Road, Wanchai
Hong Kong, SAR China

Re: Letter of Intent – Video1314

Dear Samuel:

WHEREAS:

A.

Power Telecom Limited (“Power Telecom”), a company incorporated in Hong Kong, owns 100% beneficial interest in www.video1314.com (“Video 1314”) and no other person, firm or corporation has an interest in the ownership of Video 1314 nor a right capable of becoming an interest in the ownership of Video 1314;

B.

Biotonus Clinique Bon Port (Hong Kong) Limited and Samuel Kam (collectively, the Vendors”) own 100% of the issued and outstanding shares of Power Telecom and no other person, firm or corporation has an interest in the ownership of Power Telecom nor a right capable of becoming an interest in the ownership of Power Telecom;

C.

IAS Energy, Inc. (“the Optionee”), an Oregon corporation, has received an Executive Summary about Video 1314 dated August 15, 2007, and Pro Forma Financial Statements for Video 1314 for the period March 2007 to December 2010, and has been advised by Samuel Kam that he is in the process of preparing a formal business plan for Video 1314; and

D.

The Optionee and the Vendors have signed this Letter of Intent to set out the general terms and conditions, which will form the basis for a formal agreement between them, concerning the grant to the Optionee, by the Vendors, of an irrevocable exclusive option to purchase 100% of the shares of Power Telecom.

NOW THEREFORE in consideration of the mutual covenants and conditions set forth herein, the parties hereto agree as follows:

1.	Upon execution of this Letter of Intent, the Optionee will pay to Power Telecom the sum of US$50,000, to be used for the further development of the business of Power Telecom.

2.

Upon receipt by the Optionee of a formal business plan for Video 1314, the due diligence period of 30 days shall commence and the Optionee’s representatives shall have full access to Power Telecom’s business in order to assess its acquisition of Power Telecom. During this 30 day period, the parties shall finalize the terms of the formal agreement concerning the grant to the Optionee by the Vendors of an irrevocable exclusive option to purchase 100% of the shares of Power Telecom. The formal agreement will provide that the Optionee is receiving an option only to purchase the shares of Power Telecom and if it elects only to exercise part of the option, it will retain the percentage it has purchased as at the date of termination. In the event that the Optionee determines that, based on its due diligence, it does not wish to proceed with the formal agreement, this Letter of Intent shall be null and void.

3.	The formal agreement will provide the following options:

a.

To purchase 20% of the issued and outstanding shares of Power Telecom, no later than 30 days after the execution of the formal agreement, the Optionee will issue to the Vendors 10 million shares of the Optionee. Concurrently with the issue of these shares, the Optionee shall pay US$50,000 to Power Telecom and, as a finder’s fee, issue to Ramon Mabanta 1 million shares of the Optionee;

b.

Within 60 days of the shares being issued pursuant to paragraph 3(a), to purchase a further 20% of the issued and outstanding shares of Power Telecom, the Optionee will issued to the Vendors 10 million shares of the Optionee. Concurrently with the issue of these shares, the Optionee shall pay US$100,000 to Power Telecom and, as a finder’s fee, issue to Ramon Mabanta 1 million shares of the Optionee;

c.

Within 150 days of the shares being issued pursuant to paragraph 3(a), to purchase a further 20% of the issued and outstanding shares of Power Telecom, the Optionee will issued to the Vendors 10 million shares of the Optionee. Concurrently with the issue of these shares, the Optionee shall pay US$150,000 to Power Telecom and, as a finder’s fee, issue to Ramon Mabanta 1 million shares of the Optionee;

d.

Within 240 days of the shares being issued pursuant to paragraph 3(a), to purchase a further 20% of the issued and outstanding shares of Power Telecom, the Optionee will issued to the Vendors 10 million shares of the Optionee. Concurrently with the issue of these shares, the Optionee shall pay US$150,000 to Power Telecom and, as a finder’s fee, issue to Ramon Mabanta 1 million shares of the Optionee;

e.

Within 335 days of the shares being issued pursuant to paragraph 3(a), to purchase a further 20% of the issued and outstanding shares of Power Telecom, the Optionee will issued to the Vendors 10 million shares of the Optionee. Concurrently with the issue of these shares, the Optionee shall pay US$150,000 to Power Telecom and, as a finder’s fee, issue to Ramon Mabanta 1 million shares of the Optionee;

4.	a.	Upon execution of the formal agreement, the Optionee agrees to appoint Samuel Kam to the position of Vice President of Technology for the Optionee in consideration for a stock option, as follows:

Samuel Kam shall be granted an employee stock option to purchase up to 850,000 shares in the capital of the Optionee. The Option shall be for a 5 year period, commencing on the day that the Optionee issues 10 million of its shares to the Vendors pursuant to paragraph 3(a) hereof. The options shall vest for exercise initially as to 12.5%, and every 90 days thereafter, an additional 12.5% shall vest for exercise. The exercise price of the option shall be the last sale price of the stock of the Optionee on the Over the Counter Bulletin Board on the trading day after the announcement of this Letter of Intent.

The salary of Samuel Kam shall not exceed the amount set forth for him as the CEO/COO in the Pro Forma Financial Statements already provided to the Optionee.

b.	Upon execution of the formal agreement, the Optionee agrees to appoint Ramon Mabanta as a consultant in consideration for a stock option, as follows:

Ramon Mabanta shall be granted an employee stock option to purchase up to 150,000 shares in the capital of the Optionee. The Option shall be for a 5 year period, commencing on the day that the Optionee issues 10 million of its shares to the Vendors pursuant to paragraph 3(a) hereof. The options shall vest for exercise initially as to 12.5%, and every 90 days thereafter, an additional 12.5% shall vest for exercise. The exercise price of the option shall be the last sale price of the stock of the Optionee on the Over the Counter Bulletin Board on the trading day after the announcement of the execution of this Letter of Intent.

5.

The above terms and conditions are exercisable by the Optionee, in whole or in part, in reference to Paragraph 3 (a) (b) (c) (d) and (e). Those parts exercised by the Optionee will remain in force by both parties. Any and all additional and future technology created by Samuel Kam and his associates in relation to Web2.0 will be owned by Power Telecom and will form a part of this Letter of Intent, if accepted by the Board of Directors of IAS Energy, Inc.

6.

This Letter of Intent shall be subject to the regulatory approval, and the issuance of stock under the Letter of Intent will be subject to all applicable hold periods and restrictions that may be imposed by securities laws. In addition, all stock issued to Ramon Mabanta shall be subject to the same applicable hold periods and restrictions as the stock issued to the Vendors, pursuant to Paragraph 3 (a) (b) (c) (d) and (e). The formal agreement shall be subject to the approval of the Board of Directors of the Optionee, and if required by law or regulation, the shareholders of the Optionee.

7.

The Vendors, Samuel Kam, Power Telecom and the Optionee agree to sign a more formal agreement based on the terms and conditions of this Letter of Intent. The terms and conditions of this Letter of Intent will remain in force until a more formal agreement is signed.

8.

The Vendors represent that (a) there is no pending or threatened litigation affecting Video 1314 or Power Telecom and that there are no copyright issues affecting or threatened to affect Video 1314; and (b) Power Telecom has no debt.

9.	By October 26, 2007, Samuel Kam shall provide to the Optionee a proposed Use of Proceeds for the US$650,000 referred to in Paragraph 3.

10.

Upon purchase by the Optionee of 100% of the shares of Power Telecom, the Board of Directors shall be comprised of 5 persons, being 3 persons nominated by Samuel Kam and 2 persons nominated by John Robertson, the current President of the Optionee.

11.	This Letter of Intent shall be governed by and interpreted in accordance with the laws of the Province of British Columbia.

12

The parties shall be entitled to rely on delivery of a facsimile copy of this Letter of Intent and acceptance by the receiving party of a facsimile copy of this Letter of Intent shall create a legal, valid and binding agreement between the parties in accordance with its terms. This Letter of Intent shall be open for acceptance by the Vendors and Samuel Kam until 5pm, October 24, 2007

IN WITNESS WHEREOF the parties hereto have executed this Letter of Intent as of the date of the last signature below.

Best Regards,

IAS ENERGY, INC.

By:	/s/ John Robertson	Date:	October 23, 2007
John Robertson, President

We hereby agree that the above correctly sets out the understanding between us:

BIOTONUS CLINIQUE BON PORT (HONG KONG) LIMITED

By:	/s/ Marina Lai Ma	Date:	October 23, 2007
Mrs. Marina Lai Ma, Director

By:	/s/ Samuel Kam	Date:	October 23, 2007
Samuel Kam, Director

AND SAMUEL KAM IN HIS PERSONAL CAPACITY

By:	/s/: Samuel Kam	Date:	October 23, 2007
Samuel Kam